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                                                                 Exhibit 10.34

                                  [ATARI LOGO]

January 24, 2005

Ms. Diane Price Baker

Dear Diane,

On behalf of Atari, Inc. (the "Company") I am very pleased to extend to you an offer of employment (the "Agreement") with our organization. The purpose of this letter is to confirm the terms and conditions of the Agreement.

1. Position: You will serve in a full-time capacity as Executive Vice President & Chief Financial Officer of Atari, Inc. reporting to the President & Chief Executive Officer, currently Jim Caparro.

2. Term and Date of Hire: The Term of your employment will be three (3) years commencing on January 24, 2005. Beginning at least six (6) months prior to the end of the Term the Company and you will affirmatively commence discussions about the continuation of your employment with the Company. Should an agreement not be reached by January 23, 2008, you may remain in our employ not to exceed one (1) year under the current terms or until a new agreement is reached.

3. Base Salary: Your starting annual base salary shall be $400,000.00, which will be paid to you in equal installments on a basis no less frequently than semi-monthly; it is our current practice to pay our employees on the 5th and the 20th of each month. Your salary shall be subject to annual salary reviews and consideration for increases by the Company's Board of Directors, in the same manner as other executives of the Company.

4. Bonus Potential: You are eligible to participate in the same manner as other members of the Company's senior management in the FY '06 Annual Incentive Plan (AIP) with a target of 50% of your annual base salary. The AIP is currently based upon achievements of both the Company and your attainment of individual objectives over the course of the relevant fiscal year.

5. Benefits: As a full-time employee, you are eligible to participate in the Company's benefit plans, including life, medical, dental, vision and disability insurance, a 401(k) plan which includes a Company match, medical and dependent care reimbursement accounts, Company paid holidays and paid time-off. All of our benefits are subject to Company policy, the highlights of which are provided in the enclosed Benefit Overview document. We will review our benefit information with you in detail and answer any questions that you may have when you begin your employment.

6. Stock Options: At the close of business on the first day of your employment, you will receive a grant of 250,000 Atari, Inc. stock options, priced at Fair Market Value (FMV). Your stock option grant will vest according to the Company stock option plan.

      D.Baker Employment Letter

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7.    Severance, Pre Change of Control: Should your employment be terminated for reasons other than Cause (as defined in Attachment A) and prior to any Change of Control (as defined in Attachment B), you will be eligible to receive a severance benefit equal to a continuation of your annual base salary for the period of one (1) year; additionally your medical, dental and vision benefits will be maintained for this same one (1) year period, subsidized by the Company in order that your premiums will be the same as employee status, which shall be provided in the same manner as the Company provides such benefits to its full-time employees; all unvested stock options will terminate as of the date of termination and you will be able to exercise vested stock options as defined in the Company's stock option plan. This severance benefit shall be conditioned upon your signing of an acknowledgement and release at the time of termination.

8. Severance, Post Change of Control: Should your employment be terminated for reasons other than Cause (as defined in Attachment A) within 24 months after a Change of Control (as defined in Attachment B), you will be eligible to receive a severance benefit equal to a continuation of your annual base salary for the period of one (1) year; additionally your medical, dental and vision benefits will be maintained for this same one
      (1) year period, subsidized by the Company in order that your premiums will be the same as employee status, which shall be provided in the same manner as the Company provides such benefits to its full-time employees; all stock options will vest as of your date of termination and you will have six (6) months to exercise your stock options. This severance benefit shall be conditioned upon your signing of an acknowledgement and release at the time of termination.

      The terms defined in Section 8. Severance, Post Change of Control will continue for the time that you are employed full-time by the Company unless otherwise mutually agreed upon in writing signed by you and the Company.

9. Employment: Your employment relationship with Atari is "at will" and you have the right to terminate that employment relationship at any time. Although we hope you will remain with the Company and be successful here, the Company must, and does, retain the right to terminate the employment relationship at any time, with or without Cause. This condition cannot be modified except through a written agreement signed by you and the Senior Vice President, Human Resources.

10. Condition of Employment: As a condition of your employment, you agree to sign the enclosed standard Proprietary Information and Inventions Agreement, as well as the Code of Ethics, Standards and Conduct. You agree to hold in confidence any proprietary information received as an employee of Atari, and to assign to Atari any ideas or suggestions related to game, media or the electronic entertainment business that you make while employed by the Company. We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employers or to violate any other obligations to your former employers.

11. Legal Right To Work: Federal law requires that you provide satisfactory proof of eligibility for employment within the United States, by completing the INS Form I-9. Please bring in original documentation with you such as a driver's license or birth certificate on your first day of employment.

      D.Baker Employment Letter

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Diane, we at Atari are delighted to welcome you as a member of our team. We have achieved our outstanding reputation largely through the efforts of our employees and believe that you will play an important role in our continued success. In return, we believe that you will be both challenged and rewarded by your job opportunities during your employment with us.

We look forward to you joining Atari and await your response to this offer which will remain in effect for seven days from the date on this letter. Please signify your acceptance of our offer by signing and returning to me one of the enclosed letters, a signed copy of the Proprietary Information and Inventions Agreement and Code of Ethics, Standards and Conduct. All documents should be returned to me in our Human Resources Department. My confidential fax number is 212-726-6533. In the meantime, should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Harry Z. Glantz

Harry Z. Glantz
Senior Vice President, Human Resources

OFFER OF EMPLOYMENT AGREED AND ACCEPTED:

I am pleased to accept the terms and conditions as stated above.

Name:    /s/ Diane Price Baker                   Date: 1/24/05
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Attachments Enclosed

      D.Baker Employment Letter

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      ATTACHMENT A
      "CAUSE" SHALL BE DEFINED AS:

1) Your willful and material breach of the Company's Code of Ethics, Standards and Conduct and/or Proprietary Information and Inventions Agreement documents;

2) Your willful failure or refusal to attempt in good faith to perform any of your material duties, responsibilities, or obligations, provided that you have received written notice from the Company setting forth the manner in which you have failed or refused to attempt to perform your duties, responsibilities or obligations, and you have been given an opportunity to cure within ten (10) days;

3) Any willful act involving material fraud, theft, misappropriation of funds, embezzlement or dishonesty with regard to the Company;

4) Conviction of a felony or plea of nolo contender involving a felony, whether or not involving the Company;

5) Your gross neglect or willful misconduct in carrying out your duties, responsibilities, or obligations which has a materially adverse effect on the Company.

      D.Baker Employment Letter

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      ATTACHMENT B
      "CHANGE IN CONTROL" SHALL MEAN ANY OF THE FOLLOWING OCCURRENCES:

1) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than Infogrames Entertainment, SA ("IESA"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities (other than as a result of a (a) merger or consolidation involving the Company which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent more than 65% of the combined voting power of the voting securities of the Company or the surviving entity (or its parent) outstanding immediately after such merger or consolidation or (b) acquisition of securities of the Company directly from the Company);

2) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

3) The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined, but not including IESA) acquires more than 35% of the combined voting power of the Company's then outstanding securities; or

4) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      D.Baker Employment Letter

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